EXHIBIT 99.1

NEWS RELEASE

AMERICAN EAGLE

OUTFITTERS

Reports April Sales of $171.9 Million; Same Store Sales Decline 10%

Maintains First Quarter EPS Guidance

Warrendale, PA - May 9, 2007 - American Eagle Outfitters, Inc. (NYSE: AEO) today announced that total sales for the four weeks ended May 5, 2007 were $171.9 million, a decline of 4% compared to $179.2 million for the four week period ended April 29, 2006. Due to the 53rd week in fiscal 2006, April 2007 comps are compared to the four week period ended May 6, 2006. On this basis, comparable store sales declined 10%, compared to a 19% increase for the same period last year.

The negative sales comparison for April, following a very strong performance in March, was largely due to the shift in Easter timing and generally disappointing traffic trends. The company noted that its same store sales trends improved as the month progressed and were positive in the last two weeks of April.

Total sales for the first quarter ended May 5, 2007 increased 17% to $612.4 million, compared to $522.4 million for the quarter ended April 29, 2006. Comparable store sales increased 6% for the year-to-date period compared to the same 13 week period last year.

The company is maintaining its first quarter earnings guidance of $0.34 to $0.35 per share, representing growth of 21% to 25% from earnings of $0.28 per share last year.

To access the company's recorded monthly sales commentary, please call 800-642-1687, conference code 3282124#.

The company will report its first quarter earnings on Tuesday, May 22nd. Management will hold a conference call at 9:00 a.m. eastern time that morning. To listen to the call, please dial 877-601-0864. The earnings conference call will also be simultaneously broadcast over the internet at www.ae.com.

About American Eagle Outfitters

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading retailer that operates under the American Eagle Outfitters and MARTIN + OSA brands.

American Eagle Outfitters designs, markets and sells its own brand of laidback, current clothing targeting 15 to 25 year-olds, providing high-quality merchandise at affordable prices. AE's original collection includes standards like jeans and graphic Ts as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle currently operates 839 stores in 50 states, the District of Columbia and Puerto Rico, and 73 AE stores in Canada. American Eagle also operates ae.com, which offers additional sizes and styles of favorite AE merchandise and ships around the world. The American Eagle brand also includes a new collection of dormwear and intimates, "aerie by American Eagle." aerie is available in American Eagle stores across the country and at aerie.com. It includes bras, undies, camis, hoodies, robes, boxers, sweats and leggings for the AE girl. Designed to be sweetly sexy, comfortable and cozy, aerie offers AE customers a new way to express their personal style everyday, from the dormroom to the coffee shop to the classroom.

The company introduced MARTIN + OSA, a new sportswear concept targeting 25 to 40 year-old women and men. MARTIN + OSA carries apparel, accessories and footwear, using denim and sport inspiration to design fun and sport back into sportswear. MARTIN + OSA currently operates eight stores. For additional information and updates, visit martinandosa.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding first quarter earnings. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the company's first quarter earnings expectations may not be achieved and those other risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:
American Eagle Outfitters, Inc.
Judy Meehan, 724-776-4857

OR

Financial Media Contact
Berns Communications Group
Stacy Berns or Melissa Jaffin, 212-994-4660